Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of VOIS Inc., SEC File No. 333-147227, and the related prospectuses of our audit report dated December 9, 2008 with respect to the balance sheet at September 30, 2008 and 2007 and the statements of operations, changes in stockholders' deficit and cash flows of VOIS Inc. and its subsidiaries for the years ended September 30, 2008 and 2007, the nine-month period ended September 30, 2007 and cumulative for the period from May 19, 2000 (inception) to September 30, 2008 which is included in the Annual Report on Form 10-K of VOIS Inc. for the year ended September 30, 2008.

/s/ Sherb & Co., LLP
Certified Public Accountants

Boca Raton, Florida
December 10, 2008